Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

THIS SEPARATION AGREEMENT AND GENERAL RELEASE (this “Agreement”) is made as of April 30th, 2024 (the “Effective Date”), between Clearway Energy, Inc. (the “Company”), and Christopher Sotos (“Executive”).

WHEREAS, the Company and Executive (collectively, the “Parties”) previously entered into that certain amended and restated employment agreement dated September 23, 2021, under which the Company has employed Executive as its President and Chief Executive Officer (the “Employment Agreement”); and

WHEREAS, Executive and the Company desire to enter into an agreement regarding Executive’s voluntary resignation from employment with the Company and a release of claims.

NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the Company and Executive agree as follows:

1.             Defined Terms. Capitalized terms used herein without definition shall, unless the context otherwise requires, have the respective meanings assigned to them in the Employment Agreement.

2.             Transition Matters.

(a)            Position. From and after the Effective Date, Executive shall continue in employment in his current position as President and Chief Executive Officer of the Company until June 30, 2024 (such final day of Executive’s employment with the Company, the “Termination Date”). Effective upon the Termination Date, Executive shall resign as a director of the Company and its affiliates, as the case may be. Executive’s termination of employment with the Company on the Termination Date will constitute a “separation from service” for purposes of Section 409A (as defined below).

(b)            Duties. From and after the Effective Date until the Termination Date (such period the “Transition Period”), Executive shall (i) devote his best efforts and his full business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of the Company, (ii) perform his duties, responsibilities and functions to the Company to the best of his abilities in a diligent, trustworthy, professional and efficient manner, and (iii) comply with the Company’s policies and procedures in all material respects. In addition, Executive shall perform such other duties, responsibilities and functions to the Company, as may be reasonably assigned to Executive by the Board, in accordance with the standards set forth in the immediately preceding sentence, which shall include (without limitation) assisting with the following: transferring historical information, files, financial records and contact information; assisting with knowledge transfer; and providing documentation and insights related to consolidation files.

(c)            Compensation and Benefits. The Company shall continue to provide Executive with the compensation and benefits (minus applicable tax withholding) described in Section 3 of the Employment Agreement (as such compensation and benefits have been modified from time to time, as applicable) during the Transition Period. Upon the close of the Transition Period, the Company shall provide Executive with the payments and benefits (minus applicable tax withholding) described in Section 6(e) of the Employment Agreement, including for the avoidance of doubt, any accrued but unused vacation pay. Except as otherwise provided in the preceding sentence and Section 3 below, all of Executive’s rights to salary, bonuses, employee benefits and other compensation hereunder which would have accrued or become payable after the Transition Period shall cease upon his termination of employment with the Company on the Termination Date, other than those expressly required under applicable law.

(d)            No Further Obligations. Executive and the Company agree that, by executing this Agreement and providing, subject to the terms and conditions of this Agreement, the compensation and benefits described in Section 2(c) above and the Separation Benefits (as defined below) contemplated herein, the Company shall be deemed to have satisfied any and all obligations under the Employment Agreement. Executive agrees that none of the terms and conditions set forth in this Agreement, nor any other circumstances relating to Executive’s employment with the Company, constitute a Good Reason event for purposes of the Employment Agreement.

3.             Separation Benefits. Subject to the terms of this Agreement and provided that Executive (w) signs and returns this Agreement to the Company within five (5) business days after Executive’s receipt hereof, (x) signs and returns to the Company the General Release in the form attached hereto as Exhibit A (the “Release”) within twenty-one (21) days after the Termination Date (provided, however, that Executive may not sign the Release prior to the Termination Date), (y) does not revoke the Release in accordance with Section 9 thereof, and (z) complies with this Agreement, Executive shall be entitled to the following additional benefits (the “Separation Benefits”):

(a)            Annual Bonus Rights. Executive shall remain eligible to receive the Annual Bonus in respect of the 2024 calendar year, which if earned (i.e., contingent on satisfaction of the performance goals that are applicable to such Annual Bonus), shall be paid to Executive in a lump-sum cash payment (minus applicable tax withholding) on or about the date on which 2024 annual bonus payments will be made to the Company’s executive officers, but in any event prior to March 15, 2025, and in an amount at least equal to the Annual Bonus payment Executive would have earned, if any, as set forth in Section 3(b)(i) of the Employment Agreement if his termination of employment had not occurred, adjusted on a pro rata basis based on the number of days Executive was actually employed by the Company during the 2024 calendar year.

(b)            Reimbursement Rights. Within thirty (30) days after the occurrence of the Termination Date, the Company shall reimburse Executive for any reasonable expenses (up to a maximum of Twenty Thousand Dollars ($20,000)) incurred by Executive in connection with the negotiation of this Agreement including, without limitation, reasonable attorneys’ fees incurred by Executive. Executive shall submit all requests to the Company for expense reimbursements under this Section 3(b) within twenty-one (21) days after the Termination Date.

(c)            Waiver of Non-Compete. Effective as of the Termination Date, the Company shall waive the non-compete covenant in Section 11(a) of the Employment Agreement, and Executive shall not be precluded from participating in or otherwise being employed by or providing services to any person or entity, it being understood that the other restrictive covenants set forth in the Employment Agreement (including without limitation, restrictive covenants relating to confidential information and non-solicitation) shall remain in effect with respect to Executive.

Executive acknowledges and agrees that the foregoing Separation Benefits each provide Executive with valuable consideration to which Executive would not otherwise be entitled if Executive had not signed this Agreement and the Release. If Executive does not sign and return the Release or revokes the Release during the revocation period set forth in Section 9 of the Release, any Separation Benefits that have not already been provided or paid to Executive shall not, or shall cease to, be paid or provided to Executive, and Executive shall not be entitled to any such payments or benefits. For the avoidance of doubt, the non-compete covenant described above shall not be waived if Executive does not sign and return the Release or revokes the Release during the revocation period. Notwithstanding anything herein to the contrary, in the event (i) of the breach or a threatened breach by Executive of any of the provisions of this Agreement, or (ii) the Company terminates Executive for Cause during the Transition Period (or circumstances constituting Cause are found to have existed at the time of such termination), then Executive shall forfeit all rights to the Separation Benefits.

4.             Employee Benefits. Except as set forth in this Agreement or as otherwise required by applicable law (including without limitation COBRA or any similar applicable state law), Executive’s participation in and rights under any Company employee benefit plans and programs will be governed by the terms and conditions of those plans and programs, which plans, programs, terms and conditions may be amended, modified, suspended or terminated by the Company at any time for any or no reason to the extent permitted therein and/or by law.

5.             Other Release Matters. Executive understands and agrees that Executive’s execution of the Release within twenty-one (21) days after (but not before) the Termination Date, without revocation thereof as provided therein, is among the conditions precedent to the Company’s obligation to provide the Separation Benefits under this Agreement, and any failure to execute and return the Release or revocation of the Release shall result in Executive no longer being entitled to receive any Separation Benefits under this Agreement.

6.             No Other Payments or Benefits. Except as expressly provided in this Agreement, Executive acknowledges and agrees that he is not entitled to and will not receive any other compensation, payments, benefits, or recovery of any kind from the Company and its affiliates, including without limitation any severance, equity or other payments. In the event of any complaint, charge, proceeding or other claim (collectively, “Claims”) filed with any court, other tribunal, or governmental or regulatory entity that involves or is based upon any claim waived and released by Executive in the Release, Executive hereby waives and agrees not to accept any money or other personal relief on account of any such Claims for any actual or alleged personal injury or damages to Executive, including without limitation any costs, expenses and attorneys’ fees incurred by or on behalf of Executive.

7.             Indemnification.

(a)           The Company agrees that (i) if Executive is made a party, or is threatened to be made a party, to any threatened or actual action, suit or proceeding, whether civil, criminal, administrative, investigative, appellate or other (each, a “Proceeding”) by reason of the fact that he is or was a director, officer, employee, agent, manager, consultant or representative of the Company or is or was serving at the request of the Company as a director, officer, member, employee, agent, manager, consultant or representative of another entity or (ii) if any claim, demand, request, investigation, dispute, controversy, threat, discovery request or request for testimony or information (each, a “Covered Claim”) is made, or threatened to be made, that arises out of or relates to Executive’s service in any of the foregoing capacities, then Executive shall promptly be indemnified and held harmless by the Company to the fullest extent legally permitted or authorized by the Company’s certificate of incorporation, bylaws or Board resolutions or, if greater, by the laws of the State of Delaware, against any and all costs, expenses, liabilities and losses (including, without limitation, attorney’s fees, judgments, interest, expenses of investigation, penalties, fines, excise taxes or penalties and amounts paid or to be paid in settlement) incurred or suffered by Executive in connection therewith, and such indemnification shall continue as to Executive even if he has ceased to be a director, member, employee, agent, manager, consultant or representative of the Company or other entity and shall inure to the benefit of Executive’s heirs, executors and administrators. The Company shall advance to Executive all attorneys’ fees, costs and expenses incurred by him in connection with any such Proceeding or Covered Claim within fifteen (15) calendar days after receiving written notice requesting such an advance. Such notice shall include, to the extent required by applicable law, an undertaking by Executive to repay the amount advanced if he is ultimately determined not to be entitled to indemnification against such costs and expenses. Executive shall have the right to select counsel of his choosing.

(b)           Neither the failure of the Company (including the Board, independent legal counsel or stockholders) to have made a determination in connection with any request for indemnification or advancement under Section 7(a) that Executive has satisfied any applicable standard of conduct nor a determination by the Company (including the Board, independent legal counsel or stockholders) that Executive has not met any applicable standard of conduct, shall create a presumption that Executive has or has not met an applicable standard of conduct.

8.             Notices. Any notice, communication or request provided for in this Agreement shall be in writing and shall be either personally delivered (with a written acknowledgement of receipt), sent by nationally recognized overnight courier service (with a written acknowledgement of receipt by the overnight courier) or mailed by certified or registered mail, return receipt requested, to the recipient at the address below indicated:

Notices to Executive:

Christopher Sotos

(Address on file with the Company)

Notices to the Company:

Brian R. Ford
Lead Independent Director
Clearway Energy, Inc.
300 Carnegie Center, Suite 300
Princeton, NJ 08540

Clearway Energy, Inc.
Attn: EVP General Counsel and Corporate Secretary
300 Carnegie Center, Suite 300
Princeton, NJ 08540

or such other address or to the attention of such other person as the recipient party shall have specified by ten (10) calendar days prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given when (i) when personally delivered, (ii) two (2) business days after being sent by overnight courier or (iii) three (3) business days after mailing by certified or registered mail.

9.             No Right to Employment or Services Relationship. Executive acknowledges and agrees that Executive has no present or future right to employment with the Company or any of the Released Parties (as defined in the Release) and will not apply or seek consideration for any employment, engagement, or contract with any of them.

10.           Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any action in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such, invalid, illegal or unenforceable provision had never been contained herein.

11.           Non-disparagement. Except as requested by any of the Released Parties, as permitted by applicable law that may supersede the terms of this Agreement, or as compelled by valid legal process, Executive shall not make to any other party any statement about the Company or any of the Released Parties (whether oral, written, electronic, anonymous, on the Internet, or otherwise) that is false, or maliciously untrue such that they are made with knowledge of their falsity or with reckless disregard for their truth or falsity, in any manner likely to be harmful to them or their business, business reputation or personal reputation. Similarly, following the Effective Date, the Company will instruct the directors, officers and managers of the Company and its subsidiaries not to defame or disparage Executive in any medium to any person. Notwithstanding anything herein to the contrary, nothing in this Agreement shall prevent Executive from making statements and disclosures as set forth in Section 12. In executing this Agreement, Executive acknowledges and agrees that he has knowingly, voluntarily, and intelligently waived any (a) free speech, free association, free press, or First Amendment to the United States Constitution (including, without limitation, any counterpart or similar provision or right under any State Constitution) rights to disclose, communicate, or publish any statements prohibited by this subparagraph and (b) right to file a motion to dismiss or pursue any other relief under the any Citizens Participation Act or similar state law in connection with any Claim filed against him by the Company or any of the other Released Parties, including without limitation any Claim arising from any alleged breach of this Agreement.

12.           Protected Communication. Notwithstanding any other provision of this Agreement or the Release, nothing in this Agreement or the Release is intended to, or does, preclude Executive from (a) disclosing the fact or terms of this Agreement and the Release as part of a government investigation; (b) contacting, reporting to, responding to an inquiry from, filing a charge or complaint with, communicating with, or otherwise participating in an investigation conducted by, any federal, state, or local governmental agency, commission, or regulatory body; (c) reporting possible violations of federal and/or state law or regulation to any federal, state, or local governmental agency or entity, including with respect to alleged criminal conduct or unlawful employment practices, or from making other disclosures that are protected under the whistleblower provisions of federal and/or state law or regulation, (d) making truthful statements or disclosures regarding alleged unlawful employment practices, (e) giving truthful testimony or making statements under oath in response to a subpoena or other valid legal process or in any legal proceeding; (f) otherwise making truthful statements as required by law or valid legal process; (g) engaging in protected concerted activity under the National Labor Relations Act for the purpose of collective bargaining or other mutual aid or protection, including (i) making disclosures concerning this Agreement and the Release in aid of such concerted activities; (ii) filing unfair labor practice charges with the National Labor Relations Board; (iii) assisting others who are filing such charges; or (iv) cooperating with the investigative process of the National Labor Relations Board and other government agencies; or (h) disclosing a trade secret in confidence to a governmental official, directly or indirectly, or to an attorney, if the disclosure is made solely for the purpose of reporting or investigating a suspected violation of law. Accordingly, Executive understands that he will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Executive likewise understands that, if he files a lawsuit for retaliation by the Company for reporting a suspected violation of law, he may disclose the Company’s trade secret(s) to his attorney and use the trade secret information in the court proceeding, if he (x) files any document containing the trade secret under seal; and (y) does not disclose the trade secret, except pursuant to court order.

13.           No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

14.          Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the beneficiaries, heirs and representatives of Executive and the successors and assigns of the Company. The Company shall require any successor (whether direct or indirect, by purchase, merger, reorganization, consolidation, acquisition of property or stock, liquidation, or otherwise) to all or a majority of its assets, by agreement in form and substance satisfactory to Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform this Agreement if no such succession had taken place. Regardless whether such agreement is executed, this Agreement shall be binding upon any successor of the Company in accordance with the operation of law and such successor shall be deemed the “Company” for purposes of this Agreement. Executive may not assign his rights (except by will or the laws of descent and distribution) or delegate his duties or obligations hereunder. Except as provided by this Section 14, this Agreement is not assignable by any Party and no payment to be made hereunder shall be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or other charge.

15.           Choice of Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of New Jersey, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of New Jersey or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New Jersey.

16.          Complete Agreement. This Agreement, those documents expressly referred to herein and other documents of even date herewith embody the complete agreement and understanding among the Parties and supersede and preempt any prior understandings, agreements or representations by or among the Parties, written or oral, which may have related to the subject matter hereof in any way.

17.          Amendment and Waiver. The provisions of this Agreement may be amended, modified or waived only with the prior written consent of the Company and Executive, and no course of conduct or course of dealing or failure or delay by any Party in enforcing or exercising any of the provisions of this Agreement (including, without limitation, the Company’s right to terminate Executive for Cause) shall affect the validity, binding effect or enforceability of this Agreement or be deemed to be an implied waiver of any provision of this Agreement.

18.           Other Covenants. Executive acknowledges and agrees that, except as expressly provided in this Agreement, the covenants in Sections 8 through 12, 19 and 23 of the Employment Agreement shall remain in effect and continue to apply to Executive pursuant to their terms.

19.          Complete Agreement. This Agreement, those documents expressly referred to herein and other documents of even date herewith embody the complete agreement and understanding among the Parties and supersede and preempt any prior understandings, agreements or representations by or among the Parties, written or oral, which may have related to the subject matter hereof in any way.

20.          Withholding; Indemnification and Reimbursement of Payments on Behalf of Executive. The Company and its affiliates shall be entitled to deduct or withhold from any amounts owing from the Company or any of its affiliates to Executive any federal, state, local or foreign withholding taxes, excise tax, or employment taxes (“Taxes”) imposed with respect to Executive’s compensation or other payments from the Company or any of its affiliates or Executive’s ownership interest in the Company (including, without limitation, wages, bonuses, dividends, the receipt or exercise of equity options and/or the receipt or vesting of restricted equity or restricted equity based compensation). In the event the Company or any of its affiliates does not make such deductions or withholdings at the written request of Executive, Executive shall indemnify the Company and its affiliates for any amounts paid with respect to any such Taxes, together with any interest, penalties and related expenses thereto.

21.           Consent to Jurisdiction. EACH OF THE PARTIES IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE STATE COURTS OF NEW JERSEY OR THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF NEW JERSEY, FOR THE PURPOSES OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT, ANY RELATED AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY. EACH OF THE PARTIES HERETO FURTHER AGREES THAT SERVICE OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT IN COMPLIANCE WITH THE PROVISIONS OF SECTION 8 (NOTICES) SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY ACTION, SUIT OR PROCEEDING WITH RESPECT TO ANY MATTERS TO WHICH IT HAS SUBMITTED TO JURISDICTION IN THIS SECTION 21. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF THIS AGREEMENT, ANY RELATED DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY IN THE STATE COURTS OF NEW JERSEY OR THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF NEW JERSEY, AND HEREBY AND THEREBY FURTHER IRREVOCABLY AND UNCONDITIONALLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION, SUIT OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

22.           Waiver of Jury Trial. AS A SPECIFICALLY BARGAINED FOR INDUCEMENT FOR EACH OF THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT (AFTER HAVING THE OPPORTUNITY TO CONSULT WITH COUNSEL), EACH PARTY HERETO EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE MATTERS CONTEMPLATED HEREBY.

23.           Corporate Opportunity. During the Transition Period, Executive shall submit to the Board all Corporate Opportunities, if Executive wishes to accept or pursue, directly or indirectly, such Corporate Opportunities on Executive’s own behalf. This Section 23 shall not apply to purchases of publicly traded stock by Executive.

24.           No Admission. Nothing in this Agreement is intended to or shall be construed as an admission by the Company or any of the other Released Parties that any of them violated any law, interfered with any right, breached any obligation or otherwise engaged in any improper or illegal conduct with respect to Executive or otherwise. The Company and the other Released Parties expressly deny any such illegal or wrongful conduct.

25.           Legal Costs. Except as otherwise agreed to by the Parties, the Company shall pay Executive for costs of litigation or other disputes, in each case that relate to matters that primarily involve this Agreement, during the twelve (12) month period following the Effective Date, including, without limitation, reasonable attorneys’ fees incurred by Executive in asserting any claims or defenses under this Agreement, except that Executive shall bear his own costs of such litigation or disputes (including, without limitation attorneys’ fees) only to the extent the court finds in favor of the Company with respect to any such claims or defenses asserted by Executive.

26.           Executive’s Cooperation. During the Transition Period and thereafter, Executive shall cooperate with the Company and its affiliates, upon the Company’s reasonable request, with respect to any internal, investigation or administrative, regulatory or judicial proceeding involving matters within the scope of Executive’s duties and responsibilities to the Company during the Transition Period (including, without limitation, Executive being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s reasonable request to give testimony without requiring service of a subpoena or other legal process, and turning over to the Company all relevant Company documents which are or may come into Executive’s possession during the Transition Period); provided, however, that any such request by the Company shall not be unduly burdensome or interfere with Executive’s personal schedule or ability to engage in gainful employment. In the event the Company requires Executive’s cooperation in accordance with this Section 26, the Company shall reimburse Executive for reasonable out-of-pocket expenses (including travel, lodging, meals, attorneys’ fees) incurred by Executive during Executive’s lifetime in connection with such cooperation, subject to reasonable documentation. In addition, the Company shall compensate Executive at a rate of $500 per hour for the time, that Executive reasonably spends complying with his obligations under this Section 26 after the termination of the Transition Period. Such reimbursement and compensation shall be paid within fifteen (15) calendar days after submission of same to the Company. Nothing in this Agreement shall prohibit any person from giving truthful information, testimony or evidence to a governmental entity or in any investigatory proceeding, or if properly subpoenaed or otherwise required to do so under applicable law.

27.           Section 409A. To the extent applicable, it is intended that this Agreement comply with the provisions of Section 409A of the Code and the regulations and other guidance promulgated thereunder (“Section 409A”), so as to prevent inclusion in gross income of any amounts payable or benefits provided hereunder in a taxable year that is prior to the taxable year or years in which such amounts or benefits would otherwise actually be distributed, provided or otherwise made available to Executive. This Agreement shall be construed, administered, and governed in a manner consistent with this intent and the following provisions of this paragraph shall control over any contrary provisions of this agreement. In furtherance thereof, to the extent that any provision hereof would otherwise result in Executive being subject to the payment of tax, interest, and tax penalty under Section 409A, Executive and the Company agree to amend this agreement in a manner that brings this Agreement in compliance with Section 409A. Notwithstanding the foregoing, in no event shall the Company be responsible for reimbursing or indemnifying Executive for any violation of Section 409A. Payments and benefits that are paid or provided under this Agreement upon Executive’s termination or severance of employment that constitute deferred compensation under Section 409A shall be paid or provided only at the time of a termination or severance of Executive’s employment that constitutes a “separation from service” within the meaning of Section 409A. For purposes of Section 409A, each payment under this Agreement shall be treated as a right to a separate payment and not part of a series of payments.

28.           Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

THE PARTIES STATE THAT THEY HAVE READ AND UNDERSTAND THE FOREGOING AND KNOWINGLY AND VOLUNTARILY INTEND TO BE BOUND THERETO:

Christopher Sotos	Clearway Energy, Inc.

/s/ Christopher Sotos	By:	/s/ Kevin P. Malcarney

Date: April 30, 2024	Title: Executive Vice President, General Counsel and Corporate Secretary

Date: April 30, 2024

EXHIBIT A

GENERAL RELEASE

In consideration of the payments and benefits (the “Separation Benefits”) paid or to be paid to me pursuant to and in accordance with the terms of my Separation Agreement and General Release, dated April 30, 2024 (the “Agreement”), on behalf of myself, my heirs, executors, administrators, successors, and assigns, I hereby fully and forever RELEASE and DISCHARGE CLEARWAY ENERGY, INC., its affiliates and their officers, directors, agents, employees, representatives, successors and assigns (hereinafter, collectively called the “Released Parties”), from any and all claims and causes of action arising out of or relating in any way to my employment with the Released Parties, including, but not limited to, the offer of employment and termination of my employment, and I agree that I will not in any manner institute, prosecute or pursue any complaints, claims, charges, liabilities, claims for relief, demands, suits, actions or causes of action against the Released Parties that are covered by this RELEASE.

Notwithstanding the foregoing, expressly excluded from this RELEASE are any claims or causes of action which I may have (i) seeking enforcement of my rights under the Agreement, including, without limitation, Sections 3, 7 and 26 thereof, or any other plan, policy or arrangement of the Released Parties, (ii) seeking to obtain contribution as permitted by applicable law in the event of the entry of judgment against me as a result of any act or failure to act for which both I and any of the Released Parties are held to be jointly liable, (iii) arising out of or relating in any way to acts or omissions after the date of this RELEASE or otherwise not covered by this RELEASE, and (iv) which cannot be waived by law. I shall also retain the right to seek indemnification from the Company, to the extent permitted under applicable law and Section 7 of the Agreement.

1.             I understand and agree that, except as specifically provided above, this RELEASE is a full and complete waiver of all claims relating to my employment with the Company, including, but not limited to, claims of wrongful discharge, breach of contract, breach of the covenant of good faith and fair dealing, violation of public policy, defamation, personal injury and emotional distress, claims under Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act of 1990, the Americans With Disabilities Act, the Rehabilitation Act of 1973, as amended, the Equal Pay Act of 1963, Section 1981 of the Civil Rights Act of 1866, any of the Delaware State employment, discrimination or wage payment laws, the Fair Labor Standards Act of 1938, as amended, the Family and Medical Leave Act of 1993, and the Employee Retirement Income Security Act of 1974, as amended, claims arising from any legal restrictions on the Company’s right to terminate employees (including, without limitation, claims arising under various contract, tort, public policy or wrongful discharge theories under any federal, state or local law, or under the federal Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar state or local law), and any claims for attorney’s fees or costs.

2.             I understand that I have received or will receive, regardless of the execution of this RELEASE, all amounts due to me pursuant to Sections 2(c) and 7 of the Agreement. I further understand and agree that the Company will not provide me with any additional payments or benefits under the Agreement (including, without limitation, Separation Benefits) unless I execute this RELEASE. In consideration of the execution of this RELEASE, I will receive the Separation Benefits specified in Section 3 of the Agreement.

3.             In addition, and in further consideration of the foregoing, I acknowledge and agree that if I hereafter discover facts different from or in addition to those which I now know or believe to be true that this RELEASE shall be and remain effective in all respects notwithstanding such different or additional facts or the discovery thereof. I understand that this RELEASE does not waive or release any rights or claims that I may have under the Age Discrimination in Employment Act of 1967, as amended, which arise after the date I sign this RELEASE.

4.             As part of my existing and continuing obligation to the Company, I have returned or, within seven (7) days of my termination will return to the Company all Confidential Information and Third Party Information (as such terms are defined in the Agreement (by reference to Section 9 of the Employment Agreement)) in accordance with the terms of the Agreement. I affirm my obligation to keep all Confidential Information confidential and not to disclose it to any third party as required by Section 18 of the Agreement (by reference to Section 9 of the Employment Agreement).

5.             Subject to Section 12 of the Agreement, I agree not to disclose, either directly or indirectly, any information whatsoever regarding (i) any of the terms or the existence of this RELEASE and my benefits under the Agreement or (ii) any other claim I may have against the Released Parties, to any person or organization, including but not limited to members of the press and media, present and former employees of the Company or its affiliates, companies who do business with the Company or its affiliates; or other members of the public, it being understood that, I may reveal such terms of this RELEASE and the Separation Benefits to my spouse, accountants and attorneys or as are necessary to comply with a request made by the Internal Revenue Service.

6.             This RELEASE shall be governed by the laws of the State of Delaware.

7.             This RELEASE contains the entire agreement between the Company and me with respect to any matters referred to in the RELEASE and shall supersede any all other agreements, whether written or oral, with respect to such matters. I understand and agree that this RELEASE shall not be deemed or construed at any time as an admission of liability or wrongdoing by either myself or any of the Released Parties. Notwithstanding the foregoing, it is understood and agreed that my termination will be treated for all purposes as my voluntary resignation without Good Reason and that I shall be entitled to all payments and benefits under the Agreement consistent with such a termination.

8.             If any one or more of the provisions contained in this RELEASE is, for any reason, held to be unenforceable, that holding will not affect any other provision of this RELEASE, but, with respect only to the jurisdiction holding the provision to be unenforceable, this RELEASE shall then be construed as if such unenforceable provision or provisions had never been contained therein.

9.             Before executing this RELEASE, I obtained sufficient information to intelligently exercise my own judgment about the terms of the RELEASE. The Company has informed me in writing to consult an attorney before signing this RELEASE, if I wish.

I also understand for a period of seven (7) days after I sign this RELEASE, I may revoke this RELEASE and that the RELEASE will not become effective until seven (7) days after I sign it, and only then if I do not revoke it. In order to revoke this RELEASE, I must deliver, or cause to be delivered, to Jonathan Bram; Chairman of the Board by First Class mail, facsimile [Fax Number] or email [Email Address], by no later than seven (7) days after I execute this RELEASE, a letter stating that I am revoking it.

10.           My Separation Benefits under the Agreement will be paid or provided in accordance with the terms of the Agreement. If I choose to revoke this RELEASE within seven (7) days after I sign it, such benefits will not be due and payable or otherwise provided, and the RELEASE will have no effect.

11.           If I fail to comply with my agreement not to institute, prosecute or pursue any complaints, claims, charges, liabilities, claims for relief, demands suits or causes of actions against any of the Released Parties (except as set forth in the second unnumbered paragraph at the beginning of this Release above, including, without limitation, any claims or causes of actions I may have as a result of any acts or omissions that occur after the date of this Release), or if I materially and willfully fail to comply with the terms of Section 4 or 5 of this RELEASE, I will forfeit the additional payments and benefits due under the Agreement.

EMPLOYEE’S ACCEPTANCE OF RELEASE: BEFORE SIGNING MY NAME TO THIS RELEASE, I STATE THAT: I HAVE READ IT; UNDERSTAND IT AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS; I AM AWARE OF MY RIGHT TO CONSULT WITH AN ATTORNEY BEFORE SIGNING IT; AND I HAVE SIGNED IT KNOWINGLY AND VOLUNTARILY. EXCEPT FOR THE MATTERS EXPRESSLY STATED IN THIS RELEASE, THE COMPANY HAS NEITHER MADE ANY REPRESENTATION NOR OFFERED ME ANY INDUCEMENT TO SIGN THIS RELEASE.

By:
Christopher Sotos

Date:

Agreed to and accepted:
CLEARWAY ENERGY, INC.

By:
Jonathan Bram
Chairman of the Board

Date: